Exhibit 1


          ARTICLES OF INCORPORATIONENDORSED-FILEDIN THE OFFICE OF THE
                   SECRETARY OF STATEOF THE STATE OF NEVADA
                                APRIL 28, 2008

                        DEAN HELLER, SECRETARY OF STATE

          ARTICLES OF INCORPORATION OF HERB-VITA, INC.

FIRST: Name of Corporation:  The name of the corporation is:
HERB-VITA, INC.

SECOND: Resident Agent Name and Street Address:
Desert Corporate Services, Inc., 5409 Carnation Meadow Street, Las Vegas, NV 89130.

THIRD: Shares: Number of shares with par value: 100,000,000;
Par Value 0.001;
Number of shares without par value:  -0-.

FOURTH: Governing Board: Shall be as Directors.

FIFTH: Purpose: The purpose of this Corporation shall be: Any legal Business for profit.


I hereby declare that I am the person who executed the foregoing Articles of Incorporation which execution is my own act and deed.

Executed April 28, 2008, California.

/s/ Henry C. Casden,
-------------------
    Incorporator